Exhibit 10.1

PROPRIETARY AND CONFIDENTIAL

MASTER SERVICES AGREEMENT

between

Osiris Therapeutics, Inc.

and

Prolexys Pharmaceuticals, Inc.

31 August 2011

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made on 31 August 2011 (the “Effective Date”) by and between Prolexys Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 410 Chipeta Way, Salt Lake City, UT 84108 (hereinafter “Prolexys”) and Osiris Therapeutics, Inc. a Maryland corporation, having its principal place of business 7015 Albert Einstein Drive, Columbia, MD 21046  (hereinafter “Osiris”). When signed and dated by both parties, this Agreement will set forth the terms and conditions under which Osiris agrees to provide certain Services to Prolexys as set forth herein.

RECITALS:

WHEREAS, Prolexys is in the business of developing and commercializing anti-neoplastic therapies; and

WHEREAS, Osiris is in the business of providing professional pharmaceutical development services and other services to the pharmaceutical companies, including services related to the research and development of investigational therapeutics; and

WHEREAS, Prolexys and Osiris desire to enter into this Agreement to provide the terms and conditions under which Prolexys may engage Osiris from time-to-time to provide Services (as defined herein).

NOW THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             DEFINITIONS.

1.1              “Agreement” means this agreement including all Exhibits hereto, as it may be amended from time to time.

1.2              “All Applicable Laws” means all federal, state and/or local laws rules and regulations of the United States, and foreign countries having authority over the conduct of clinical studies, and which govern the conduct of clinical studies or other activities of Osiris in providing Services (as defined below) under this Agreement.  For studies conducted under an Investigational New Drug application (“IND”), applicable laws and regulations include, but are not limited to, 21 CFR §’s 312, 50, 56, and 11 (and 65/65/EEC, 75/318/EEC, 91/507/EEC for studies conducted in a European Union member state) and all conditions of approval imposed by the reviewing Institutional Review Board (“IRB”), established pursuant to 21 CFR § 56 / Ethics Committee and FDA and other authorities.

1.3              “Assigned Patents” means any and all Patents assigned to Prolexys and all Patents to which there is a right or obligation to be assigned to Prolexys.  By way of non-limiting example, “Assigned Patents” includes the Patents set forth in Exhibit A.

1.4              “Clinical Investigator” means a licensed physician who is a qualified clinical investigator in good standing with the FDA willing and able, and engaged by Osiris in accordance with the Agreement, to conduct a clinical investigation of the Drug as set forth in the Clinical Study.

1.5              “Clinical Study” means the clinical testing procedures and conditions as provided by Prolexys to Osiris and as updated from time to time.

1.6              “Copyrights” means the entire worldwide right, title and interest of Prolexys in all copyrights under the copyright laws of the United States and all other countries for the full term or terms thereof (and including all copyright rights accruing by virtue of copyright treaties and conventions) including, but not limited to, any and all renewals, extensions, reversion or restoration of copyright now or hereafter provided by law and all rights to make applications for and receive copyright registrations therefore in the United States and all other countries.

1.7              “Drug” Prolexys’ drug, placebo and active comparator defined in each specific Protocol.

1.8              “FDA” means the United States Food and Drug Administration, or other similar foreign judicial, governmental or regulatory bodies having jurisdiction over the conduct of the clinical studies.

1.9              “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.10            “Investigator Services Agreement” means an agreement for the conduct of one or more clinical studies to be executed between (i) Osiris or Prolexys and (ii) Clinical Investigators or the institution at which such studies will be conducted.

1.11            “Know-How” shall mean information which has been created, developed, or fixed in any tangible medium of expression and which is directly related to the use of, or desirable for the practice of, the intellectual property Rights.

1.12            “Licensed Patents” means any and all Patents to which one or more rights are licensed to Prolexys.  By way of non-limiting example, “Licensed Patents” includes the Patents set forth in Exhibit A.

1.13            “Osiris Development Costs” means all costs and expenses incurred by Osiris in the conduct of Services during the term of the agreement, including but not limited to FTE expense and clinical site development costs that are not Prolexys Development Costs or not otherwise paid by Prolexys.

1.14            Parties” shall mean Prolexys and Osiris; “Party” shall mean Prolexys or Osiris.

1.15            “Patents” means any document in which Prolexys has one or more rights wherein the document signifies or confers or has the potential (e.g. though filing, prosecution or processing) to signify or confer rights to exclude one or more of making, using, importing, exporting, or selling a product in at least one jurisdiction in the world. “Patents” include any Patent that may issue thereon or therefore and all reissues, extensions, renewals, divisions, and continuations (including continuations-in-part) thereof and all and foreign counterparts.  By way of non-limiting example, “Patents” includes the documents and all foreign counterparts in Exhibits A.

1.16            “Pre-clinical Study” means the pre-clinical testing procedures and conditions as provided by Prolexys to Osiris and as updated from time to time.

1.17            “Prolexys Development Costs” means all costs and expenses incurred in the conduct of Services paid directly by Prolexys or reimbursed to Osiris over the course of the agreement.

1.18            “Reports” means all documentation, electronic or otherwise containing Information.  By way of example, “Reports” includes all documents summarizing preclinical and clinical study reports that have been produced prior to or after the Effective Date, and include the documents referenced in Exhibit B.

1.19            “Rights” means all rights associated with the Assigned Patents, the Licensed Patents, all Information, all Technology Licenses, all Copyrights, all Reports, and all other rights to all Prolexys assets.

1.20            “Services” means all services provided to Prolexys including but not limited to administrative (including, but not limited to, accounts payable and accounts receivable), strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, strategic advice, legal advice, intellectual property services, and other research and development services.

1.21            “Technology Licenses” means any and all licenses where a third party is the licensor and Prolexys is a licensee.

1.22            “Third Party” means any individual or entity other than a Osiris or Prolexys.

2.             SCOPE OF THE AGREEMENT; NATURE OF SERVICES; OBLIGATIONS OF OSIRIS AND PROLEXYS.

2.1.             This Agreement covers the provision of all Services requested by Prolexys to be performed by Osiris. Osiris shall have the right to subcontract any obligations deriving from this Agreement.

2.2.             Prolexys hereby authorizes Osiris to execute or obtain the execution of any Investigator Services Agreement on behalf of Prolexys or in connection with the conduct of any Pre-clinical Study or Clinical Study.

2.3.             Osiris shall install appropriate quality controls in order to monitor Clinical Investigator compliance with the Protocol and all applicable laws, rules and regulations including but not limited to Good Manufacturing Practices, Good Clinical Practices, Good Documentation Practices and Good Laboratory Practices (all as defined in applicable sections, as amended from time to time, of CFR Title 21 and ICH Guidelines Step 5).

2.4.             Pursuant to 21 CFR 312.52, Prolexys shall transfer its obligations for each Clinical Study to Osiris and agrees that the same should be included of FDA Form 1571,

Section 13.  Osiris shall perform its obligations hereunder in a professional, workmanlike and timely manner, as a contract research organization in accordance with 21 CFR 312.52 and in accordance with All Applicable Laws.  Osiris agrees to carry out diligently all transferred obligations.

2.5.             Prolexys hereby grants Osiris the authority to submit any information to FDA on behalf of Prolexys, or prepare any such submissions under the direction of Prolexys for submission by Prolexys to the FDA, including any IND(s), and NDA(s), or any supplement thereto.

2.6              Osiris agrees to provide Prolexys with an overall estimate of costs to complete the Services in this agreement. Additionally, quarterly updates on program activities and Osiris Development Costs and Prolexys Development Costs incurred in the conduct of services under this agreement will be provided.  Such updates will also include an estimated budget for the next two (2) calendar quarters.

2.7              Prolexys shall be solely responsible for payment of all fees, direct expenses and pass-through costs incurred by Osiris related to the conduct of Services so long as these expense are not more than 10% greater than the current quarterly estimate unless otherwise approved.

3.             Consideration: Right of First Refusal and Contingent Fees

3.1.             Prolexys, in consideration of the Osiris providing its Services hereunder, irrevocably grants to Osiris the first right of refusal to purchase or license the Rights for a period of two (2) years after the final case study report for the latest to complete of any clinical trials subject to the terms of this agreement is delivered to Prolexys (the “Option Period”).  If Osiris exercises its right under this section, the Parties agree to negotiate in good faith with the objective of memorializing a transaction.

3.2.             To the extent there is a third party offer for the Rights during the Option Period, Prolexys agrees to provide Osiris seven (7) days in which Osiris will notify Prolexys that it intends to negotiate in good faith to come to a definitive agreement. Upon exercise of the Right of First Refusal by Osiris, Prolexys agrees negotiate in good faith exclusively with Osiris to finalize a definitive transaction for the Rights for a period of sixty (60) days.   In no event shall Osiris be obligated to exercise its Right of First Refusal.

3.3.             In any event, Prolexys agrees to offer terms to Osiris, which in the aggregate are at least as favorable as terms offered to the Third Party offer (“Right of First Refusal”).

3.4.             If Prolexys sells, licenses or otherwise transfers any interest in the Rights to a Third Party, then Prolexys shall pay Osiris the greater of three (3) the Osiris Development Costs incurred by Osiris on Prolexys’ behalf between September 1, 2011 and the execution date of the agreement between Prolexys and the Third Party or $2 million

USD, but in no event should the payment to Osiris exceed 50% of the payment to Prolexys.  Payment to Osiris would be due within ten (10) days of receipt of payment by Prolexys from the Third Party and the successful transfer to the Third Party of all data and Know-How sufficient to continue further development of Rights

4.             TERM

This Agreement shall commence on the date of execution and shall continue until terminated by either party in accordance with Section 13 below.

5.             CONFIDENTIALITY.

5.1.             Scope.  It is understood that during the course of this Agreement, Osiris and its employees may be exposed to data and information, including data and information developed as a result of the Services provided under this Agreement (including, but not limited to, all draft and final case report forms, dictionaries, reports, site agreements, Clinical Study documentation, audit and monitoring records, patient lists, intellectual property, financial information and all electronic records of study data and documents), all of which are confidential and proprietary to Prolexys.  All such data and information (hereinafter “Prolexys Confidential Information”) written or verbal, made available, disclosed, otherwise made known to Osiris and its employees, or developed by Osiris or its employees as a result of Services under this Agreement shall be considered proprietary and confidential and shall be considered the sole property of Prolexys.  All information regarding Osiris’s pricing and Osiris’s Property (as defined in Section 6.2 below), disclosed by Osiris to Prolexys in connection with this Agreement is proprietary, confidential information belonging to Osiris (the “Osiris Confidential Information,” and together with the Prolexys Confidential Information, the “Confidential Information”).

5.2.             Obligations.  The Confidential Information of a disclosing party shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations or exercising its rights hereunder.  Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party.  Notwithstanding the provisions contained within this Section 5, Prolexys may use the prices provided hereunder and amounts paid for the Services for its internal budgeting, estimation and bidding processes and Prolexys may make disclosures to the extent required by securities and other applicable laws or regulations.  Except as otherwise requested, upon expiration or termination of this Agreement and/or upon Prolexys’ request, Osiris shall deliver all Prolexys Confidential Information to Prolexys. These obligations of confidentiality and nondisclosure shall remain in effect for a period of five years after the termination of this Agreement.

5.3.             Exceptions.  The foregoing obligations shall not apply to Confidential Information to the extent that it is clearly and convincingly shown that such Confidential

Information: (a) is or becomes generally available to and known by the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party other than in connection with this Agreement on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, all as evidenced by receiving party’s written records dating prior to disclosure; or (d) is required by law to be disclosed.

6.             OWNERSHIP OF INVENTIONS AND OTHER INTELLECTUAL PROPERTY.

6.1.             Prolexys Rights.  All data and information generated or derived by Osiris as the result of Services performed by Osiris under this Agreement or through the use of or access to the Prolexys Confidential Information shall be and remain the exclusive property of Prolexys. All data, information, reports, and any discoveries, inventions, works of authorship, ideas, suggestions that may evolve from the data and information described above or as the result of Services performed by Osiris under this Agreement or through the use of or access to the Prolexys Confidential Information (collectively “Developments”) shall belong to Prolexys and Osiris agrees to promptly inform Prolexys of such Developments, and hereby fully assigns to Prolexys all of its rights in all such Developments and any related patents, copyrights and other intellectual property rights.

6.2.             Osiris Rights.  Prolexys acknowledges that Osiris possesses or may in the future possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Osiris, which are derived not through the use of or access to the Prolexys Confidential Information or as a result of performing the Services hereunder, and which relate to the business or operations of Osiris (collectively “Osiris’s Property”). Prolexys and Osiris agree that any Osiris’s Property or improvements thereto which are used, improved, modified or developed by Osiris during the term of this Agreement are the sole and exclusive property of Osiris.

6.3.             Data Retention.  At the completion of Services by Osiris, all materials and all other data owned by Prolexys, regardless of the method of storage or retrieval, shall either be as elected by Prolexys (a) delivered to Prolexys in such form as is then currently in the possession of Osiris, (b) retained by Osiris for Prolexys for a period of two (2) years, or (c) otherwise disposed of, at the direction and written request of Prolexys.  Prolexys shall pay the reasonable costs associated with either of the above options (b) or (c).  Osiris, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials provided to Prolexys as the result of the Services, to be used solely to satisfy regulatory requirements or to resolve disputes regarding the Services, provided that such copy is placed in a legal archive not electronically or physically available to

Osiris personnel or others except as needed for and during the occurrence of any dispute for which reference to such archived copy is needed, and that the confidentiality obligations under this Agreement shall apply to the archived copy so long as it exists.

7.             DISCLOSURE AND EVALUATION.

7.1              During the Option Period, Prolexys shall provide Osiris quarterly updates summarizing all pre-clinical and clinical progress (including copies of any draft and final study reports completed during the preceding quarter), cash flow reports, all material information necessary to meet government disclosure requirements, and copies of any U.S. or foreign patent application filed by or on behalf of Prolexys.

7.2              During the Option Period, Prolexys shall furnish to Osiris reasonable opportunity to confer with Prolexys on the Rights.

7.3              During the Option Period, Prolexys shall augment its written disclosures and reports with additional technical data to assure that Osiris has the most current information.

7.4              Osiris agrees to share with Prolexys, on a confidential basis, all experimental data related to Rights generated during the Option Period.

8.             REGULATORY COMPLIANCE; INSPECTIONS, WARRANTIES.

8.1.             Compliance.  Osiris agrees that the Services will be conducted in compliance with All Applicable Laws, including but not limited to the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and all applicable FDA and ICH guidance documents pertaining to the Services provided hereunder, and with the highest standard of expert care customary in the contract research organization industry, but no less than professional level of services, and to the extent not in conflict with any of the foregoing, with all applicable Osiris procedures.  Osiris certifies that, on the date hereof Osiris has not been debarred, and has not been convicted of a crime that could lead to debarment, under the Generic Drug Enforcement Act and that it will use its best efforts not to employ any person or entity that has been so debarred or convicted to perform any Services under this Agreement.  Osiris further certifies that it has no knowledge of any circumstances which may affect the accuracy of the representations set forth above, including, but not limited to, regulatory agency investigations of, or debarment proceedings against, Osiris or any person or entity performing , or rendering assistance related to, the Services. Osiris shall notify Prolexys promptly upon becoming aware of any such circumstances during the term of this Agreement.

8.2.             Audits and Facilities Examination.  Both Parties shall maintain computerized records and files and trial master file data in accordance with Good Clinical Practice and all other Applicable Laws and regulations.

Upon request by any properly authorized officer or employee of any government or regulatory authority to have access to or verify any record, report, documentation or data in Osiris’s possession, custody or control, Osiris shall inform Prolexys of such request.

During the term of this Agreement, Osiris will permit Prolexys’ representatives to examine or audit the work performed hereunder, and the facilities under Osiris control at which the Services will be conducted.

8.3.             Electronic Systems.  Osiris represents and warrants that all computer systems and electronic records used by Osiris or delivered to Prolexys: (i) have been and shall be developed, validated, established and maintained in full accordance with applicable FDA regulations (including 21 CFR Part 11), requirements and guidance documents; (ii) are not subject to any errors, anomalies or impairment in connection with the use, calculation, representation or handling of any form of date related information or upon, across or after any date; (iii) are free of any unintended programming (including computer viruses and other harmful programming) and for any electronic records delivered to Prolexys any form of lock or other access or use control which may impair Prolexys’ full and unconditional use of such electronic records; and (iv) are free of any lien or license or any requirement to obtain any license for their use or products needed for their use (except for such readily available software licenses normally required for the products used to handle and use such electronic records).

9.             CONFLICT OF AGREEMENTS.

Osiris represents to Prolexys that it is not a party to any agreement which would prevent them from fulfilling its obligations under this Agreement.

10.          PUBLICATION.

Osiris shall not publish the results of any Pre-clinical Study or Clinical study without the consent of Prolexys.

11.          LIMITATION OF LIABILITY.

Under no circumstances shall a Party be entitled to incidental, indirect, consequential or special damages under any theory of law (including, but not limited to, contract, negligence, tort liability and strict liability in tort) arising in connection with such default or breach of the other Party’s obligations under this Agreement or any documents related thereto.

12.          INDEMNIFICATION.

12.1.           Osiris Obligation.  Osiris shall indemnify, defend and hold harmless Prolexys, its employees, officers, directors, agents, and principals (collectively “Prolexys Indemnitees”) from and against any and all third party claims or demands for damages, suits, liabilities, reasonable fees and expenses of attorneys and other experts, penalties, court costs, and other expenses (collectively “Losses”) suffered or incurred by the Prolexys Indemnitees arising directly or indirectly from Osiris’s negligence or willful misconduct in the performance of the Services provided by Osiris under this Agreement, provided, however, that Osiris’s obligation hereunder will be reduced in an amount in proportion to the percentage for such Losses caused by Prolexys’s negligence or willful misconduct.

12.2.           Prolexys Obligation.  Prolexys shall indemnify, defend and hold harmless Osiris, its employees, officers, directors, agents, and principals (collectively “Osiris Indemnitees”) from and against any and all Losses suffered or incurred by the Osiris Indemnitees arising directly or indirectly from the negligence or willful misconduct of Prolexys provided, however, that Prolexys’s obligation hereunder will be reduced in an amount in proportion to the percentage of Osiris’s responsibility for such Losses.

12.3.           Indemnification Procedure.  Each party and any person seeking indemnification or defense under or this Agreement shall give the indemnifying party prompt and timely notice of any demands, claims, actions, proceedings, or litigation claim or lawsuit (including a copy thereof) served upon it or which such person has or should have knowledge of, and of any events that might give rise to such demands, claims, actions, proceedings, litigation, or Losses and shall fully cooperate with the indemnifying party and its legal representatives in the investigation, defense and settlement of any matter that is the subject of indemnification, and shall provide the indemnifying party with a right to seek, and shall cooperate with such party in seeking, claims against any person to recover from that person damages or other remedies related to the matters for which the indemnification and/or defense obligations are incurred.  Neither party, nor any other indemnified person, shall unreasonably withhold its approval of the settlement of any claim, liability, or action covered by the Indemnification provisions.

13.  TERMINATION.

13.1.           General Procedure.  This Agreement may be terminated by either Prolexys or Osiris at any time during the term of this Agreement as set forth herein such termination being effective ten (10) days after receipt of Notice.

13.2.           Survival.  The rights and obligations of the parties under Section 1, 3, 5, 6, 8, 10, 12, 19 and 20 shall survive any termination or expiration of this Agreement hereto.

14.  RELATIONSHIP WITH SUBCONTRACTORS.

Prolexys agrees that Osiris may, in its sole discretion, use the Services of one or more subcontractors to fulfill Osiris’s obligations under this Agreement.  Any subcontractor so used shall be subject to all of the terms and conditions applicable to Osiris under this Agreement, and entitled to all rights and protections afforded Osiris under this Agreement.

Osiris may, in its sole discretion, assign, transfer or delegate any obligations relating to this Agreement to subcontractors without Prolexys’ prior written authorization

15.          PROLEXYS COOPERATION; DISCLOSURE OF HAZARDS.

Prolexys shall forward to Osiris in a timely manner all data and information known to Prolexys and in Prolexys’ possession or control and reasonably necessary for Osiris to conduct the Services.  Osiris shall forward to Prolexys in a timely manner all data and information known to Osiris and in its possession or control and reasonably necessary for or relevant to Prolexys to utilize the Services, and results of such Services, or the Clinical Study to which the Services relate.  Osiris shall not be liable to Prolexys nor be deemed to have breached this Agreement for errors, delays or other consequences to the extent arising from Prolexys’ failure to timely provide documents, materials or information or to otherwise cooperate with Osiris in order for Osiris to timely and properly perform its obligations.  If Osiris will be responsible for handling Prolexys’ investigational drugs, Prolexys shall provide Osiris with all information reasonably known to it regarding known or potential hazards associated with the use of any substances supplied to Osiris by Prolexys.

16.          ADVERSE EXPERIENCES.

In the event a patient enrolled in the project suffers an illness or injury which the Clinical Investigator and Prolexys reasonably determines to be an adverse experience to the drug, Prolexys shall pay all necessary and reasonable medical expenses directly associated with the emergency medical treatment of such adverse reaction.  In the event that diagnostic procedures are reasonably required to determine whether the patient’s symptoms are an adverse reaction to the drug, Prolexys shall pay the reasonable expenses of such diagnostic work-up.  Osiris shall have, at its sole discretion, the right to discontinue any clinical trial for safety concerns.

17.          NOTICES AND DELIVERIES.

Any notice required or permitted to be given hereunder by either party (“Notice”) shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Prolexys: Prolexys Pharmaceuticals, Inc. ATTN: Yves Huwyler Neuhofstrasse 8 8834 Schindellegi Switzerland	If to Osiris: Osiris Therapeutics, Inc. ATTN: Chief Financial Officer 7015 Albert Einstein Drive Columbia, MD 21046 Fax No.: 443-378-8820

18.          INSURANCE.

Osiris will maintain insurance in an amount that it reasonably believes will be adequate to cover its obligations hereunder, and, upon request, will provide to Prolexys a certificate of insurance showing that such insurance is in place.

19.          DISPUTE RESOLUTION.

19.1.           Negotiation and Escalation.  If any controversy or claim arises relating to this Agreement, the Parties will attempt in good faith to negotiate a solution to their differences.  If the representatives of the Parties primarily involved in the controversy or claim cannot resolve the dispute, then such controversy or claim shall be escalated to the presidents of Prolexys and Osiris.  If negotiation does not result in a resolution within thirty (30) days of when one Party first notifies the other of the controversy or claim, either Party may resort to arbitration under Section 19.2.

19.2.           Arbitration.  Any controversy or claim between the Parties arising out of or relating to this Agreement or a breach thereof which cannot be resolved by negotiation pursuant to Section 19.1 will be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) under this Section 19.2 and the AAA’s then-current Commercial Arbitration Rules.  If any part of this Section 19.2 is held to be unenforceable, it will be severed and will not affect either the duty to arbitrate or any other part of this Section 19.2.  The arbitration will be held in Baltimore, Maryland, before a sole disinterested arbitrator who is an attorney knowledgeable and experienced in handling pharmaceutical development disputes.  The arbitrator shall be appointed jointly by the Parties hereto within thirty (30) days following the date on which the arbitration is instituted.  If the Parties are unable to agree upon the arbitrator within such thirty (30) day period, the arbitrator shall be appointed in accordance with the AAA’s rules for the appointment of an arbitrator from the AAA panel.  The arbitrator’s award will be final and binding and judgment on the award may be entered in any court having jurisdiction thereof.  The arbitrator will not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of, any damage limitations expressed in this Agreement.  The arbitrator will be obligated to apply and follow the substantive law of the State of Delaware.

19.3.           Equitable Relief.  Notwithstanding the provisions of Sections 19.1 and 19.2 above, either of the Parties may seek from a court of competent jurisdiction any interim or provisional equitable relief necessary to protect the rights or property of such Party without the necessity of proving actual damages or posting of bond or any other security.

20.          MISCELLANEOUS

20.1.           Force Majeure.  In the event either Party shall be delayed or hindered or prevented from performing of any act required hereunder by reasons beyond its ability to reasonably anticipate and prevent or mitigate, including strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders (except for those arising from Osiris actual or alleged violation of applicable laws or regulations), or decrees, riots, insurrection, war, Acts of God, inclement weather,  or other reason or cause beyond that Party’s control, then performance of such act (except for the payment of money owed) shall be extended for the reasonable period of such delay, and either Party shall be granted a reasonable period of time to perform after the cessation of the reason for the delay.

20.2.           Choice of Law and Enforceability.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, as if executed and fully performed within Maryland; any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the Maryland state courts and the Federal courts located in Maryland, and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision.  If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that the Parties’ original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

20.3.           Entire Agreement and Modification.  This Agreement, and its attachments, contain the entire understandings of the Parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions.  Any modifications to the provisions herein must be in writing and signed by the Parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

For Prolexys Pharmaceuticals, Inc.:	For Osiris Therapeutics, Inc.:

/s/ YVES HUWYLER	/s/ PHILIP R. JACOBY, JR.
Yves Huwyler	Philip R. Jacoby, Jr.
Authorized Representative	Chief Financial Officer

Date: September 9, 2011	Date: September 8, 2011

REVIEWED BY OSIRIS THERAPEUTICS, INC. LEGAL DEPARTMENT

EXHIBIT A

PATENTS — Non-limiting Examples

Country	Patent Application	Title
United States	60/547157	Small Molecule Vasoactive Comp
United States	11/065270	Non-peptidyl agents with pHSP2
Patent Cooperation Treaty	PCT/US2005/006126	Non-peptidyl agents with pHSP2
Australia	2005216969	Non-peptidyl agents with pHSP2
Canada	2557144	Non-peptidyl agents with pHSP2
EPC	5723829.7	Non-peptidyl agents with pHSP2
Japan	2006-554338	Non-peptidyl agents with pHSP2
United States	12/288458	Non-peptidyl agents with pHSP2
United States	60/647303	Erastin and erastin binding pr
United States	60/762221	Erastin and erastin binding pr
United States	11/340430	Erastin and erastin binding pr
United States	11/883092	Quinoxaline derivatives as ant
Patent Cooperation Treaty	PCT/US2006/002717	Quinoxaline derivatives as ant
Australia	2006208084	Quinoxaline derivatives as ant
Brazil	PI06073069	Quinoxaline derivatives as ant
Canada	2595848	Quinoxaline derivatives as ant
China P.R.	200680009733.5	Quinoxaline derivatives as ant
EPC	6733907.7	Quinoxaline derivatives as ant
Israel	184788	Quinoxaline derivatives as ant
India	6406/DELNP/2007	Quinoxaline derivatives as ant
Japan	2007-552406	Quinoxaline derivatives as ant
South Korea	10-2007-7019501	Quinoxaline derivatives as ant
Mexico	MX/a/2007/008931	Quinoxaline derivatives as ant
New Zealand	560320	Quinoxaline derivatives as ant
Taiwan	95102803	Erastin and erastin binding pr
United States	60/753916	Fused pyridones, and uses ther
United States	60/834989	Fused pyridones, and uses ther
United States	12/086909	Fused Pyridones and Thiopyrimi
Patent Cooperation Treaty	PCT/US2006/049168	Fused Pyridones and Thiopyrimi
Taiwan	95148356	Fused pyridones, and uses ther

Country	Patent Application	Title
United States	60/753801	Aryl-substituted quinazolones,
United States	60/833855	Aryl-substituted quinazolones,
United States	12/086900	3-Aryl-substituted quinazolone
Patent Cooperation Treaty	PCT/US2006/049172	3-Aryl-substituted quinazolone
Australia	2006330883	3-Aryl-substituted quinazolone
Brazil	PI0620264-0	3-Aryl-substituted quinazolone
Canada	2634768	3-Aryl-substituted quinazolone
China P.R.	200680052925.4	3-Aryl-substituted quinazolone
EPC	6848105	3-Aryl-substituted quinazolone
India	5448/DELNP/2008	3-Aryl-substituted quinazolone
Japan	2008-547646	3-Aryl-substituted quinazolone
Taiwan	95148355	Aryl-substituted quinazolones,
United States	12/665676	Methods of Treating Multiple M
United States	60/547158	Vasoactive compounds and uses
United States	60/603971	Novel phosphatase and kinase i
United States	60/753664	Gem-disubstituted quinazolinon
United States	60/834028	Gem-disubstituted quinazolinon
United States	60/962642	Gem-disubstituted quinazolinon
United States	60/834027	N-alkyl substituted piperaziny
United States	12/375402	N-alkyl substituted piperaziny
Patent Cooperation Treaty	PCT/US2007/016996	N-alkyl substituted piperaziny
United States	61/198368	N-aminoalkylphenoxyacetyl pipe
United States	60/554303	Huntingtin interactome

EXHIBIT B

Pre-Clinical & Clinical Reports

•      PX-936-0502, PRLX 93936 Efficacy Study:  Determination of Minimum Effective IV Dose Against HT-1080 Xenografts, Experiment Date: 17 Sep 2007

•      PX-936-XXXX v1-0, PRLX 93936 Interval Dosing Study:  Determination of Optimal IV Dosing Regimen Against HT-1080 Xenografts, Experiment Date: 4 Aug 2008

•      Characterization of Cell Signaling Responses to PRLX 93936, 2008-2009

•      In vivo Biomarker Validation, 2008-2009, 2008-2009

•      PRLX 93936 Phosphatase Enzyme Profiling, 2008-2009

•      Testing of PRLX 93936 on Isogenic Cell Lines, 2008-2009

•      Millipore PRLX 93936 Phosphatase Profiling, 2009-2010

•      Millipore PRLX 93936 Phosphatase IC50 Profiling, 2009-2010

•      Millipore PRLX 93936 Kinase Profiling, 2009-2010

•      siRNA Target Validation of LMWPTP-B(ACP1) and MKP5(DUSP10), 2009-2010